Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-4) of Magellan Petroleum Corporation for the registration of 1,044,687 shares of its common stock of our report dated September 19, 2003, with respect to the consolidated statements of income, changes in stockholders’ equity and cash flows of Magellan Petroleum Corporation for the year ended June 30, 2003, included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-129329) and related Prospectus of Magellan Petroleum Corporation for the registration of 14,670,000 shares of its common stock and to the use and incorporation by reference therein of the aforementioned report.

/s/ Ernst & Young LLP

Stamford, Connecticut
February 23, 2006